EXHIBIT 7

             JOINDER AGREEMENT

          THIS JOINDER AGREEMENT is made by the undersigned in favor of Adelphia Communications Corporation, a Delaware corporation
("Adelphia").

                 RECITALS:

          A. Pursuant to that certain Registration Rights Agreement, dated April 3, 1995 (the "Registration Rights Agreement"), between WB Cable Associates, Ltd., a Florida limited partnership ("WB Cable"), and Adelphia, WB Cable was granted certain registration rights with respect to 457,318 shares (the "Shares") of Adelphia's Class A Common Stock, par value $0.01 per share, acquired by WB Cable from Adelphia as part of the purchase price paid by Adelphia pursuant to the Asset Purchase Agreement, dated October 28, l994, between WB Cable and Adelphia.

          B. The undersigned would like to become a Holder (as defined in the Registration Rights Agreement) of the registration rights under the Registration Rights Agreement with respect to the portion of the Shares that WB Cable is distributing to the undersigned.

          C. The Registration Rights Agreement requires that the undersigned join in and agree to be bound by the terms and conditions of the Registration Rights Agreement in order to become such a Holder, and the undersigned is executing this Joinder Agreement in order to fulfill such requirement.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby joins in (and agrees to be bound by the terms and conditions of) the Registration Rights Agreement as a Holder, the same as though the undersigned were named as a Holder in the Registration Rights Agreement (as defined therein).

          IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement this 24th day of October, 1995.

                      CABLE LP I, INC.

                      /s/ Leslie J. Gelber
                      Leslie J. Gelber
                      Vice President

                      Leslie J. Gelber
                      (Print Name)